Exhibit 99.1

FIRST HORIZON ISSUES GUIDANCE FOR FIRST QUARTER OF 2005

ALPHARETTA, Ga. (January 12, 2005) – First Horizon Pharmaceutical Corporation (Nasdaq:FHRX), a specialty pharmaceutical company, today issued guidance for the first quarter of 2005.

The Company reported that it expects net revenues of between $40 million and $42 million for the first quarter ending March 31, 2005.  Earnings per share are expected to be between $0.17 and $0.19 for the first quarter of 2005, which includes a $0.02 dilutive effect of the Company’s contingent convertible debt, takes into consideration the introduction of the generic to Robinul, and does not include any expected revenues from the fenofibrate product.

For the quarter ended December 31, 2004, the Company reiterated its expectations for revenues of $42 million to $44 million and earnings per share of $0.18 to $0.20, including the $0.02 dilutive effect of the Company’s contingent convertible debt.  Final audited results, which will be subject to year-end audit, will be reported in late February.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 12 branded prescription products of which 5 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Safe Harbor Statement

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•                  We may not attain expected net revenues and earnings per share;

•                  The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

•                  Sales of our products may not be at the levels that we anticipate;

•                  We may not be able to protect our competitive position for Prenate Elite from patent infringers;

•                  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and an issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

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•                  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

•                  Our supplier can terminate our rights to commercialize Nitrolingual and the smaller size of this product has not met our expectation;

•                  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

•                  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•                  We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

•                  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•                  An adverse judgment in our infringement action with Breckenridge Pharmaceutical, Inc. with respect to our Tanafed products, could result in the invalidation of our Tanafed patents, cause us to lose market share for Tanafed products and result in a loss of earnings and profits from Tanafed sales.

•                  If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•                  If the FDA does not approve certain labeling for the cardiovascular product we have licensed from SkyePharma, then our sales of that product may be restricted;

•                  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

•                  If generic competitors that compete with any of our products are introduced our revenues may be adversely reflected; and

•                  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@fhrx.com

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